1997 EDITION

                                                  AIA DOCUMENT I A111-1997

STANDARD FORM OF AGREEMENT BETWEEN OWNER AND CONTRACTOR where the basis for payment is the COST OF THE WORK PLUS A FEE with a negotiated Guaranteed Maximum Price.

A G R E E M E N T made as of the Nineteenth day of June in the year NINETY-EIGHT
(In words, indicate day, month and year)

B E T W E E N the Owner:                MECHANICAL TECHNOLOGY INC.
(Name, address and other information) 	968 ALBANY-SHAKER ROAD
                                        LATHAM, NY 12304

and the Contractor:                     MALONE & TATE BUILDERS, INC.
(Name, address and other information) 	2217 CENTRAL AVENUE
                                        SCHENECTADY, NY 12304

The Project is:                         MECHANICAL TECHNOLOGY INC.
(Name and address)                      BUILDING ONE - CONSTRUCTION
                                        968 ALBANY-SHAKER ROAD
                                        LATHAM, NY 12110

The Architect is:                       STRACHER ROTH GILMORE,
(Name, address and other information)	ARCHITECTS
                                        143 JAY STREET
                                        SCHENECTADY, NY 12305

The Owner and Contractor agree as follows.




























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ARTICLE 1	THE CONTRACT DOCUMENTS

The Contract Documents consist of this Agreement, Conditions of the Contract (General, Supplementary and other Conditions), Drawings, Specifications, Addenda issued prior to execution of this Agreement, other documents listed in this Agreement and Modifications written and executed by both parties issued after execution of this Agreement; these form the Contract, and are as fully a part of the Contract as if attached to this Agreement or repeated herein. The Contract represents the entire and integrated agreement between the parties hereto and supersedes prior negotiations, representations or agreements, either written or oral. An enumeration of the Contract Documents, other than Modifications, appears in Article 15. If anything in the other Contract Documents is inconsistent with this Agreement, this Agreement shall govern.

ARTICLE 2	THE WORK OF THIS CONTRACT

The Contractor shall fully execute the Work described in the Contract Documents, except to the extent specifically indicated in the Contract Documents to be the responsibility of others.

ARTICLE 3	RELATIONSHIP OF THE PARTIES

The Contractor accepts the relationship of trust and confidence established by this Agreement and covenants with the Owner to cooperate with the Architect and exercise the Contractor's skill and judgment in furthering the interests of the Owner; to furnish efficient business administration and supervision; to furnish at all times an adequate supply of workers and materials; and to perform the Work in an expeditious and economical manner consistent with the Owner's interests. The Owner agrees to furnish and approve, in a timely manner, information required by the Contractor and to make payments to the Contractor in accordance with the requirements of the Contract Documents.

ARTICLE 4	DATE OF COMMENCEMENT AND SUBSTANTIAL COMPLETION

4.1 The date of commencement of the Work shall be the date of this Agreement unless a different date is stated below or provision is made for the date to be fixed in a notice to proceed issued by the Owner.

(Insert the date of commencement, if it differs from the date of this Agreement or, if applicable, state that the date will be fixed in a notice to proceed.)

	JUNE 25, 1998

If, prior to commencement of the Work, the Owner requires time to file mortgages, mechanic's liens and other security interests, the Owner's time requirement shall be as follows:













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4.2 	The Contract Time shall be measured from the date of commencement.

4.3 The Contractor shall achieve Substantial Completion of the entire Work not later than 124 days from the date of commencement or as follows:

(Insert number of calendar days. Alternatively, a calendar date may be used when coordinated with the date of commencement. Unless stated elsewhere in the Contract Documents. insert any requirements for earlier Substantial Completion of certain portions of the Work.)

SUBSTANTIAL COMPLETION IS DEFINED AS THE POINT WHEN THE CONSTRUCTION WORK HAS PROGRESSED TO THE POINT WHERE THE BUILDING MAY BE LEGALLY OCCUPIED FOR ITS INTENDED USE.

	OCTOBER 25, 1998

subject to adjustments of this Contract Time as provided in the Contract Documents. (Insert provisions, if any for liquidated damages relating to failure to complete on time, or for bonus payments for early completion of the Work.)

$500.00/CALENDAR DAY FOR EARLY OR LATE COMPLETION

EARLY COMPLETION BEGINS AFTER OCTOBER 1, 1998 BUT PRIOR TO OCTOBER 25, 1998.


ARTICLE 5       BASIS FOR PAYMENT

5.1             CONTRACT SUM

5.1.1 The Owner shall pay the Contractor the Contract Sum in current funds for the Contractor's performance of the Contract . The Contract Sum is the Cost OF the Work as defined in Article 7, plus the Contractor's Fee.

5.1.2 	The Contractor's Fee is: $308,527.00 FIXED FEE

(State a lump sum, percentage of Cost of the Work or other provision for determining the Contractor's Fee, and describe the method of adjustment of the Contractor's Fee for changes in the Work. )

FOR ADDITIONAL WORK THE CONTRACTOR WILL RECEIVE THE COST OF THE WORK AS DEFINED IN ARTICLE 7, IN ADDITION TO A 15% MARK-UP FOR OVERHEAD AND PROFIT.

5.2 	GUARANTEED MAXIMUM PRICE

5.2.1 	The sum of the Cost of the Work and the Contractor's Fee is guaranteed by the Contractor not to exceed TWO MILLION SIX HUNDRED SIXTY THREE THOUSAND













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ONE HUNDRED TWENTY-ONE AND 00/100 DOLLARS--($2,663,121) subject to additions and deductions by Change Order as provided in the Contract Documents. Such maximum sum is referred to in the Contract Documents as the Guaranteed Maximum Price. Costs which would cause the Guaranteed Maximum Price to be exceeded shall be paid by the Contractor without reimbursement by the Owner.

(Insert specific provisions if the Contractor is to participate in any savings.)

AT THE COMPLETION OF THE JOB ALL SAVINGS REALIZED BY THE
CONCERTED TEAM EFFORT OF THE OWNER, ARCHITECT AND THE
CONTRACTOR WILL BE DISTRIBUTED AS FOLLOWS:

 		90% TO THE OWNER
 		10% TO THE CONTRACTOR

5.2.2 	The Guaranteed Maximum Price is based on the following alternates, if any. which are described in the Contract Documents and are hereby accepted by the Owner:

(State the numbers or other identification or accepted alternates. If decisions on other alternates are to be made by the Owner subsequent to the execution of this Agreement. attach a schedule of such other alternates showing the amount for each and the date when the amount expires).

1.      ADD MAINTENANCE /EQUIPMENT ROOM         900 SF
2.      ADD ELECTRICAL ROOM/ STORAGE AREA       360 SF

5.2.3   Unit prices, if any, are as follows:

AS STATED IN PRELIMINARY PROPOSED BUDGET DATED, JUNE 19, 1998 (SEE ATTACHMENT)

5.2.4 	Allowances, if any, are as follows:

(Identify and state the amounts of any allowances,and state whether they include labor materials, or both. )

        $20,000.00      LANDSCAPING
        $26,580.00      FRONT PLANTER
        $10,000.00      FINISH CARPENTRY
        $18,500.00      RECEPTION DESK
        $47,500.00      ORNAMENTAL TRELLIS

        INTERIOR ALLOWANCES AS STATED IN PRELIMINARY
        PROPOSED BUDGET DATED, JUNE 19, 1998.

5.2.5   Assumptions, if any, on which the Guaranteed Maximum Price is based are













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as follows:

1. 	GROSS BUILDING AREA 32,005 SF
2. 	BRICK EXTERIOR @ $350.00/1000 BRICKS
3. REVISED HVAC PROPOSAL DATED, JUNE 15, 1998 WITH CEILING PLENUM RETURN (SEE ATTACHMENT)
4.      REVISED ELECTRICAL PROPOSAL DATED, JUNE 16, 1998
        (SEE ATTACHMENT)
5.      STRUCTURAL STEEL PRICING NOT TO EXCEED $7.00/SF
6.      EXCLUSIONS LISTED IN PRELIMINARY PROPOSED BUDGET DATED, JUNE 19, 1998.
7.      ASPHALT PAVING AND PREPARATION IS EXCLUDED
8.      NO STORM WATER MANAGEMENT
9.      THIS IS A TAX EXEMPT JOB


5.2.6 	To the extent that the Drawings and Specifications are anticipated to require further development by the Architect, the Contractor has provided in the Guaranteed Maximum Price for such further development consistent with the Contract Documents and reasonably inferable therefrom. Such further development does not include such things as changes in scope, systems, kinds and quality of materials, finishes or equipment, all of which, if required, shall be incorporated by Change Order.


ARTICLE 6 	CHANGES IN THE WORK

6.1 	Adjustments to the Guaranteed Maximum Price on account of changes in the Work may be determined by any of the methods listed in Subparagraph 7.3.3 of AIA Document A201-1997.

6.2 In calculating adjustments to subcontracts (except those awarded with the Owner's prior consent on the basis of cost plus a fee), the terms "cost" and "fee" as used in Clause 7.3.3.3 of AIA Document A201-1997 and the terms "costs" and "a reasonable allowance for overhead and profit" as used in Subparagraph 7.3.6 of AIA Document A201-l997 shall have the meanings assigned to them in AIA Document A201-1997 and shall not be modified by Articles 5, 7 and 8 of this Agreement. Adjustments to subcontracts awarded with the Owner's prior consent on the basis of cost plus a fee shall be calculated in accordance with the terms of those subcontracts.

6.3 In calculating adjustments to the Guaranteed Maximum Price, the terms "cost" and "costs" as used in the above-referenced provisions of AIA Document A201-1997 shall mean the Cost of the Work as defined in Article 7 of this Agreement and the terms "fee" and "a reasonable allowance for overhead and profit" shall mean the Contractor's Fee as defined in Subparagraph 5.1.2 of this Agreement.

6.4 If no specific provision is made in Paragraph 5.1 for adjustment of the Contractor's Fee in the case of changes in the Work, or if the extent of such










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changes is such, in the aggregate, that application of the adjustment provisions of Paragraph 5.1 will cause substantial inequity to the Owner or Contractor, the Contractor's Fee shall be equitably adjusted on the basis of the Fee established for the original Work, and the Guaranteed Maximum Price shall be adjusted accordingly.

ARTICLE 7	COSTS TO BE REIMBURSED

7.1 	COST OF THE WORK
The term Cost of the Work shall mean costs necessarily incurred by the Contractor in the proper performance of the Work. Such costs shall be at rates not higher than the standard paid at the place of the Project except with prior consent of the Owner. The Cost of the Work shall include only the items set forth in this Article 7.

7.2 	LABOR COSTS

7.2.1	Wages of construction workers directly employed by, the Contractor to perform the construction of the Work at the site or, with the Owner's approval, at off-site workshops.

7.2.2 	Wages or salaries of the Contractor's supervisory and administrative personnel when stationed at the site with the 0wner's approval.
(If it is intended that the wages or salaries of certain personnel stationed at the Contractor's principal or other offices shall be included in the Cost of the Work, identify, in Article 14 the personnel to be included and whether for all or only part of their time, and the rates at which their time will be charged to the Work.)

7.2.3 	Wages and salaries of the Contractor's supervisory or administrative personnel engaged, at factories, workshops or on the road, in expediting the production or transportation of materials or equipment required for the Work, but only for that portion of their time required for the Work.

7.2.4 Costs paid or incurred by the Contractor for taxes, insurance, contributions, assessments and benefits required by law or collective bargaining agreements and, for personnel not covered by such agreements, customary benefits such as sick leave, medical and health benefits, holidays, vacations and pensions, provided such costs are based on wages and salaries included in the Cost of the Work under Subparagraphs 7.2.1 through 7.2.3.

7.3 	SUBCONTRACT COSTS

7.3.1 Payments made by the Contractor to Subcontractors in accordance with the requirements of the subcontracts.

7.4	COSTS OF MATERIALS AND EQUIPMENT INCORPORATED IN THE COMPLETED
        CONSTRUCTION

7.4.1 Costs, including transportation and storage, of materials and equipment incorporated or to be incorporated in the completed construction.

7.4.2 Costs of materials described in the preceding Subparagraph 7.4.1 in excess of those actually installed to allow for reasonable waste and spoilage.





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Unused excess materials, if any, shall become the Owner's property at the completion of the Work or, at the Owner's option, shall be sold by the Contractor. Any amounts realized from such sales shall be credited to the Owner as a deduction from the Cost of the Work.

7.5     COSTS OF OTHER MATERIALS AND EQUIPMENT. TEMPORARY FACILITIES AND
        RELATED ITEMS

7.5.1	Costs including transportation and storage, installation, maintenance, dismantling and removal of materials, supplies, temporary facilities, machinery, equipment, and hand tools not customarily owned by construction workers, that are provided by the Contractor at the site and fully consumed in the performance of the Work; and cost (less salvage value) of such items if not fully consumed, whether sold to others or retained by the Contractor. Cost for items previously used by the Contractor shall mean fair market value.

7.5.2 Rental charges for temporary facilities, machinery, equipment, and hand tools not customarily owned by construction workers that are provided by the Contractor at the site, whether rented from the Contractor or others, and costs of transportation, installation, minor repairs and replacements, dismantling and removal thereof. Rates and quantities of equipment rented shall be subject to the Owner's prior approval.

7.5.3 	Costs of removal of debris from the site.

7.5.4 	Costs of document reproductions, facsimile transmissions and long-
distance telephone calls, postage and parcel delivery charges, telephone service at the site and reasonable petty cash expenses of the site office.

7.5.5 	That portion of the reasonable expenses of the Contractor's personnel incurred while traveling in discharge of duties connected with the Work.

7.5.6 Costs of materials and equipment suitably stored off the site at a mutually acceptable location, if approved in advance by the Owner.

7.6 	MISCELLANEOUS COSTS

7.6.1 That portion of insurance and bond premiums that can be directly attributed to this Contract.

7.6.2 Sales, use or similar taxes imposed by a governmental authority that are related to the Work.

7.6.3 Fees and assessments for the building permit and for other permits, licenses and inspections for which the Contractor is required by the Contract Documents to pay.

7.6.4 Fees of laboratories for tests required by the Contract Documents, except those related to defective or nonconforming Work for which reimbursement is excluded by Subparagraph 13.5.3 of AIA Document A201-1997 or other provisions of the Contract Documents, and which do not fall within the scope of Subparagraph 7.7.3.







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7.6.5   Royalties and license fees paid for the use of a particular design, process or product required by the Contract Documents; the cost of defending suits or claims for infringement of patent rights arising from such requirement of the Contract Documents; and payments made in accordance with legal judgments against the Contractor resulting from such suits or claims and payments of settlements made with the Owner's consent. However, such costs of legal defenses, judgments and settlements shall not be included in the calculation of the Contractor's Fee or subject to the Guaranteed Maximum Price. If such royalties, fees and costs are excluded by the last sentence of Subparagraph
3.17.1 of AIA Document A201-1997 or other provisions of the Contract Documents, then they shall not be included in the Cost of the Work.

7.6.6 	Data processing costs related to the Work.

7.6.7 Deposits lost for causes other than the Contractor's negligence or failure to fulfill a specific responsibility to the Owner as set forth in the Contract Documents.

7.6.8 Legal, mediation and arbitration costs, including attorneys' fees, other than those arising from disputes between the 0wner and Contractor, reasonably incurred by the Contractor in the performance of the Work and with the Owner's prior written approval; which approval shall not be unreasonably withheld.

7.6.9 Expenses incurred in accordance with the Contractor's standard personnel policy for relocation and temporary living allowances of personnel required for the Work, if approved by the Owner.

7.7 	OTHER COSTS AND EMERGENCIES

7.7.1 Other costs incurred in the performance of the Work if and to the extent approved in advance in writing by the Owner.

7.7.2 Costs due to emergencies incurred in taking action to prevent threatened damage, in jury or loss in case of an emergency affecting the safety of persons and property, as provided in Paragraph 10.6 of ALA Document A201-1997.

7.7.3 Costs of repairing or correcting damaged or nonconforming Work executed by the Contractor, Subcontractors or suppliers, provided that such damaged or nonconforming Work was not caused by negligence or failure to fulfill a specific responsibility of the Contractor and only to the extent that the cost of repair or correction is not recoverable by the Contractor from insurance, sureties, Subcontractors or suppliers.

ARTICLE 8 	COSTS NOT TO BE REIMBURSED

8.1 	The Cost of the work shall not include:

8.1.1 Salaries and other compensation of the Contractor's personnel stationed at the Contractor's principal office or offices other than the site office, except as specifically provided in Subparagraphs 7.2.2 and 7.2.3 or as may be provided in Article 14.








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8.1.2   Expenses of the Contractor's principal office and offices other than the site office.

8.1.3	Overhead and general expenses, except as may be expressly included in
Article 7.

8.1.4 The Contractor's capital expenses, including interest on the Contractor's capital employed for the Work.

8.1.5 Rental costs of machinery and equipment, except as specifically provided in Subparagraph 7.5.2.

8.1.6 Except as provided in Subparagraph 7.7.3 of this Agreement, costs due to the negligence or failure to fulfill a specific responsibility of the Contractor, Subcontractors and suppliers or anyone directly or indirectly employed by any of them or for whose acts any of them may be liable.

8.1.7 	Any cost not specifically and expressly described in Article 7.

8.1.8 Costs, other than costs included in Change Orders approved by the Owner, that would cause the Guaranteed Maximum Price to be exceeded.

ARTICLE 9	DISCOUNTS, REBATES AND REFUNDS

9.l     Cash discounts obtained on payments made by the Contractor shall accrue to the Opener if (1) before making the payment, the Contractor included them in an Application for Payment and received payment therefor from the Owner, or (2) the Owner has deposited funds with the Contractor with which to make payments; otherwise, cash discounts shall accrue to the Contractor. Trade discounts, rebates, refunds and amounts received from sales of surplus materials and equipment shall accrue to the Owner, and the Contractor shall make provisions so that then can be secured.

9.2 	Amounts that accrue to the Owner in accordance with the provisions of
Paragraph 9.1 shall be credited to the Owner as a deduction from the Cost of the Work.

ARTICLE 10    SUBCONTRACTS AND OTHER AGREEMENTS

10.1 	Those portions of the Work that the Contractor does not customarily perform with the Contractor's own personnel shall be performed under subcontracts or by other appropriate agreements with the Contractor. The Owner may designate specific persons or entities from whom the Contractor shall obtain bids. The Contractor shall obtain bids from Subcontractors and from suppliers of materials or equipment fabricated especially for the Work and shall deliver such bids to the Architect. The Owner shall then determine, with the advice of the Contractor and the Architect, which bids will be accepted. The Contractor shall not be required to contract with anyone to whom the Contractor has reasonable objection.

10.2    If a specific bidder among those whose bids are delivered by the








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Contractor to the Architect (1) is recommended to the Owner by the Contractor;
(2) is qualified to perform that portion of the Work; and (3) has submitted a bid that conforms to the requirements of the Contract Documents without reservations or exceptions, but the Owner requires that another bid be accepted, then the Contractor may require that a Change Order be issued to adjust the Guaranteed Maximum Price by the difference between the bid of the person or entity recommended to the Owner by the Contractor and the amount of the subcontract or other agreement actually signed with the person or entity designated by the Owner.

10.3 Subcontracts or other agreements shall conform to the applicable payment provisions of this Agreement, and shall not be awarded on the basis of cost plus a fee without the prior consent of the Owner.

ARTICLE 11    ACCOUNTING RECORDS

The Contractor shall keep full and detailed accounts and exercise such controls as may be necessary for proper financial management under this Contract, and the accounting and control systems shall be satisfactory to the Owner. The Owner and the Owner's accountants shall be afforded access to, and shall be permitted to audit and copy, the Contractor's records, books, correspondence, instructions, drawings, receipts, subcontracts, purchase orders, vouchers, memoranda and other data relating to this Contract, and the Contractor shall preserve these for a period of three years after final payment, or for such longer period as may be required by law.

ARTICLE 12   PAYMENTS

12.1 	PROGRESS PAYMENTS

12.1.1 Based upon Applications for Payment submitted to the Architect by the Contractor and Certificates for Payment issued by the Architect, the Owner shall make progress payments on account of the Contract Sum to the Contractor as provided below and elsewhere in the Contract Documents.

12.1.2 	The period covered by each Application for Payment shall be one calendar month ending on the last day of the month, or as follows:

12.1.3 Provided that an Application for payment is received by the Architect not later than the LAST day of a month. The Owner* shall make payment to the Contractor not later than the TWENTY-FIRST day of the FOLLOWING month. If an Application for Payment is received by the Architect after the application date fixed above, payment shall be made by the Owner not later than THIRTY days after the Architect receives the Application for Payment. *UPON APPROVAL OF THEIR BANK

12.1.4 With each Application for Payment, the Contractor shall submit payrolls, petty cash accounts, receipted invoices or invoices with check vouchers attached, and any other evidence required by the Owner or Architect to demonstrate that cash disbursements already made by the Contractor on account of the Cost of the Work equal or exceed (1) progress payments already received by the Contractor; less (2 ) that portion of those payments attributable to the Contractor's Fee; plus (3) payrolls for the period covered by the present Application for Payment.





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12.1.5  Each Application for Payment shall be based on the most recent schedule of values submitted by the Contractor in accordance with the Contract
Documents. The schedule of values shall allocate the entire Guaranteed Maximum Price among the various portions of the Work, except that the Contractor's Fee shall be shown as a single separate item. The schedule of values shall be prepared in such form and supported be such data to substantiate its accuracy as the Architect may require. This schedule, unless objected to by the Architect, shall be used as a basis for reviewing the Contractor's Applications for Payment.

12.1.6 	Applications for Payment shall show the percentage of completion of each portion of the Work as of the end of the period covered by the Application for Payment. The percentage of completion shall be the lesser of (1) the percentage of that portion of the Work which has actually been completed; or
(2) the percentage obtained by dividing (a) the expense that has actually been incurred by the Contractor on account of that portion of the Work for which the Contractor has made or intends to make actual payment prior to the next Application for Payment by (b) the share of the Guaranteed Maximum Price allocated to that portion of the Work in the schedule of values.

12.1.7 	Subject to other provisions of the Contract Documents, the amount of each progress payment shall be computed as follows:

        .1      take that portion of the Guaranteed Maximum Price properly allocable to completed work as determined by multiplying the percentage of completion of each portion of the Work by the share of the Guaranteed Maximum Price allocated to that portion of the Work in the schedule of values. Pending final determination of cost to the Owner of changes in the Work, amounts not in dispute shall be included as provided in Subparagraph 7.3.8 of AIA Document A201- 1997;

        .2      add that portion of the Guaranteed Maximum Price properly
allocable to materials and equipment delivered and suitably, stored at the site for subsequent incorporation in the Work, or if approved in advamce by the Owner, suitably stored off the site at a location agreed upon in writing;
        .3      add the Contractor's Fee, less retainage of TEN - percent
(10% ). The Contractor's Fee shall be computed upon the Cost of the Work described in the two preceding Clauses at the rate stated in Subparagraph
5.1.2 or, if the Contractor's Fee is stated as a fixed sum in that Subparagraph, shall be an amount that bears the same ratio to that fixed-sum fee as the Cost of the Work in the two preceding Clauses bears to a reasonable estimate of the probable Cost of the Work upon its completion;

        .4      subtract the aggregate of previous payments made by the Owner;

        .5      subtract the shortfall, if any, indicated by the Contractor in the documentation required by Paragraph 12.1.4 to substantiate prior Applications for Payment, or resulting from errors subsequently discovered by the Owner's accountants in such documentation; and

        .6      subtract amounts, if any, for which the Architect has
withheld or nullified a Certificate for Payment as provided in Paragraph 9.5 of AIA Document A201-1997.





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12.1.8 	Except with the Owner's prior approval, payments to Subcontractors shall be subject to retainage of not less than FIVE percent ( 5 %). The Owner and the Contractor shall agree upon a mutually acceptable procedure for review and approval of payments and retention for Subcontractors.

12.1.9 	In taking action on the Contractor's Applications for Payment, the
Architect shall be entitled to rely on the accuracy and completeness of the information furnished by the Contractor and shall not be deemed to represent that the Architect has made a detailed examination, audit or arithmetic verification of the documentation submitted in accordance with Subparagraph
12.1.4 or other supporting data; that the Architect has made exhaustive or continuous on-site inspections or that the Architect has made examinations to ascertain how or for what purposes the Contractor has used amounts previously paid on account of the Contract. Such examinations, audits and verifications, if required by the Owner, will be performed by the Owner's accountants acting in the sole interest of the Owner.

12.2 	FINAL PAYMENT

12.2.1 	Final payment, constituting the entire unpaid balance of the Contract
Sum, shall be made by the Owner to the Contractor when:

        .1      the Contractor has fully performed the Contract except for the Contractor's responsibility to correct Work as provided in Subparagraph
12.2.2 of AIA Document A201-1997, and to satisfy other requirements, if any, which extend beyond final payment; and

        .2      a final Certificate for Payment has been issued by the
Architect.

12.2.2 The Owner's final payment to the Contractor shall be made no later than 30 days after the issuance of the Architect's final Certificate for Payment, or as follows:

12.2.3 The Owner's accountants will review and report in writing on the Contractor's final accounting within 30 days after delivery of the final accounting to the Architect by the Contractor. Based upon such Cost of the Work as the Owner's accountants report to be substantiated by the Contractor's final accounting, and provided the other conditions of Subparagraph 12.2.1 have been met, the Architect will, within seven days after receipt of the written report of the Owner's accountants, either issue to the Owner a final Certificate for Payment with a copy to the Contractor, or notify the Contractor and Owner in writing of the Architect's reasons for withholding a certificate as provided in Subparagraph 9.5.1 of the AIA Document A201-1997. The time periods stated in this Subparagraph 12.2.3 supersede those stated in Subparagraph 9.4.1 of the AIA Document A201-1997.

12.2.4 	If the Owner's accountants report the Cost of the Work as substantiated by the Contractor's final accounting to be less than claimed by the Contractor, the Contractor shall be entitled to demand arbitration of the disputed amount without a further decision of the Architect. Such demand for arbitration shall be made by the Contractor within 30 days after the Contractor's receipt of a copy of the Architect's final Certificate for Payment;






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failure to demand arbitration within this 30-day period shall result in the substantiated amount reported by the Owner's accountants becoming binding on the Contractor. Pending a final resolution by arbitration, the Owner shall pay the Contractor the amount certified in the Architect's final Certificate for Payment.

12.2.5	 If, subsequent to final payment and at the Owner's request, the
Contractor incurs costs described in Article 7 and not excluded by Article 8 to correct defective or nonconforming Work, the Owner shall reimburse the Contractor such costs and the Contractor's Fee applicable thereto on the same basis as if such costs had been incurred prior to final payment, but not in excess of the Guaranteed Maximum Price. If the Contractor has participated in savings as provided in Paragraph 5.2, the amount of such savings shall be recalculated and appropriate credit given to the Owner in determining the net amount to be paid by the Owner to the Contractor.

ARTICLE 13    TERMINATION OR SUSPENSION

13.1 	The Contract may be terminated by the Contractor, or by the Owner for convenience, as provided in Article 14 of AIA Document A201-1997. However, the amount to be paid to the Contractor under Subparagraph 14.1.3 of A1A Document A201-1997 shall not exceed the amount the Contractor would be entitled to receive under Paragraph 13.2 below, except that the Contractor's Fee shall be calculated as if the Work had been fully completed by the Contractor, including a reasonable estimate of the Cost of the Work for Work not actually completed.

13.2	 The Contract may be terminated by the Owner for cause as provided in
Article 14 of AIA Document A201-1997. The amount, if any, to be paid to the Contractor under Subparagraph 14.2.4 of AIA Document A201-1997 shall not cause the Guaranteed Maximum Price to be exceeded, nor shall it exceed an amount calculated as follows:

13.2.1 	Take the Cost of the Work incurred by the Contractor to the date of termination;

13.2.2 	Add the Contractor's Fee computed upon the Cost of the Work to the date of termination at the rate stated in Subparagraph 5.1.2 or, if the Contractor's Fee is stated as a fixed sum in that Subparagraph, an amount that bears the same ratio to that fixed-sum Fee as the Cost of the Work at the time of termination bears to a reasonable estimate of the probable Cost of the Work upon its completion; and

13.2.3 	Subtract the aggregate of previous payments made b\ the Owner.

13.3  	The Owner shall also pay the Contractor fair compensation, either by purchase or rental at the election of the Owner, for any equipment owned by the Contractor that the Owner elects to retain and that is not otherwise included in the Cost of the Work under Subparagraph 13.2.1. To the extent that the Owner elects to take legal assignment of subcontracts and purchase orders (including rental agreements), the Contractor shall, as a condition of receiving the payments referred to in this Article 13, execute and deliver all such papers and take all such steps, including the legal assignment of such subcontracts and other contractual rights of the Contractor, as the Owner may require for the purpose of fully vesting in the Owner the rights and benefits of the Contractor under such subcontracts or purchase orders.


13.4 	The Work may be suspended by the Owner as provided in Article 14 of
AIA Document A201-1997; in such case, the Guaranteed Maximum Price and
Contract Time shall be increased as provided in Subparagraph 14.3.2 of AIA Document A201-1997 except that the term "profit" shall be understood to mean the Contractor's Fee as described in Subparagraphs 5.1.2 and Paragraph 6.4 of this Agreement.

ARTICLE 14    MISCELLANEOUS PROVISIONS

14.1 	Where reference is made in this Agreement to a provision A1A Document
A201-1997 or another Contract Document, the reference refers to that provision as amended or supplemented by other provisions of the Contract Documents.

14.2 	Payments due and unpaid under the Contract shall bear interest from the date payment is due at the rate stated below, or in the absence thereof, at the legal rate prevailing from time to time at the place where the Project is located. (Insert rate of interest agreed upon, if any.)

(Usury laws and requirements under the Federal Truth in Lending Act, similar state and local consumer credit laws and other regulations at the Owners and Contractor's principal places of business, the location of the Project and elsewhere may affect the validity of this provision. Legal advice should be obtained with respect to deletions or modifications, and also regarding requirements such as written disclosures or waivers.)

14.3    The Owner's representative is:          MR. GARY SMITH
(Name, address and other information)           968 ALBANY-SHAKER ROAD
                                                LATHAM, NY 12110
                                                (518) 785-2247

14.4    The Contractor's representative is:     MR. ROBERT ROMANO
(Name, address and other information)           2217 CENTRAL AVENUE
                                                SCHENECTADY, NY 12304
							(518) 370-0044

14.5  	Neither the Owner's nor the Contractor's representative shall be changed without ten days' written notice to the other party.

14.6    Other provisions:
        A) THE CONTRACTOR WILL ENDEAVOR TO SECURE AT LEAST THREE (3) BIDS ON ALL MAJOR COMPONENTS OF WORK. DUE TO THE TIME CONSTRAINTS IMPOSED
        ON THIS PROJECT THIS MAY NOT ALWAYS BE POSSIBLE. HOWEVER, A MINIMUM OF TWO (2) BIDS WILL BE REQUIRED ON ALL MAJOR COMPONENTS OF WORK PRIOR TO THE EXECUTION OF ANY SUB-CONTRACTS FOR THIS PROJECT.

        B) MALONE & TATE BUILDERS, INC., WILL INDEMNIFY M.T.I. TO THE GREATEST EXTENT POSSIBLE FOR ANY ERRORS IN CONSTRUCTION.

        C) IF M.T.I. CHOOSES TO COMPLETELY DELETE A SPECIFIED SECTION OF PROPOSED WORK AS DESCRIBED IN THE 6/19/98 PRELIMINARY PROPOSED BUDGET, THEN M.T.I. WILL RECEIVE 100% OF THE SAVINGS FOR THAT ITEM AND NO SHARED SAVINGS WILL BE DISTRIBUTED.

ARTICLE 15    ENUMERATION OF CONTRACT DOCUMENTS

15.1 	The Contract Documents, except for Modifications issued after execution of this Agreement, are enumerated as follows: (SEE 15.1.4 AND 15.1.5)

15.1.1 	The Agreement is this executed 1997 edition of the Standard Form of
Agreement Between Owner and Contractor. AIA Document A201-1997.

15.1.2 	The General Conditions are the 1997 edition of the General Conditions of the Contract for Construction, AIA Document A201-1997.

15.1.3 	The Supplementary and other Conditions of the Contract are those
contained in the Project Manual dated             , and are as follows:

        Document                 Title                     Pages

	"NONE"

15.1.4 	The Specifications are those contained in the Project Manual dated as in
Subparagraph 15.1.3., and are as follows:
(Either list the Specifications here or refer to an exhibit attached to this Agreement)

        Section                Title                           Pages

        1.     GEOTECHNICAL REPORT JUNE 2, 1998 BY VERNON HOFFMAN P.E.
        2.     03300S  CAST-IN-PL&CE CONCRETE                  1-19
        3.     03320           CONCRETE SLAB ON GRADE          1-9
        4.     03325           CONCRETE STAR ON METAL DECK     1-8

15.1.5 	The Drawings are as follows, and are dated               , unless a
different date is shown below:
(Either list the Drawings here or refer to an exhibit attached to this Agreement)

        Number                 Title                           Date
        1                      PERSPECTIVE/ELEVATION           5/19/98
        A-1                    FIRST FLOOR PLAN                6/05/98
        A-2                    SECOND FLOOR PLAN               5/29/98
        S-1                    FOUNDATION PLAN                 6/19/98
        S-2                    SECOND FLOOR FRAMING PLAN       5/29/98
        S-3                    ROOF FRAMING PLAN               5/29/98
        S-4                    FOUNDATION DETAILS              6/16/98

15.1.6 	The Addenda, if any, are as follows:

        Number                  Date                           Pages

	"NONE"


Portions of Addenda relating to bidding requirements are not part of the Contract Documents unless the bidding requirements are also enumerated in this Article 15.

15.1.7 	Other Documents, if any, forming part of the Contract Documents are as follows: (List here any additional documents, such as a list of alternates that are intended to form part of the Contract Documents. AIA Document A201-1997 provides that bidding requirements such as advertisement or invitation to bid, instructions to Bidders, sample forms and the Contractor's bid are not part of the Contract Documents unless enumerated in this Agreement. They should be listed here only if intended to be part of the Contract Documents.)

1) LIST OF EXCLUSIONS - 1 PAGE (SEE ENCLOSED)
2) PRELIMINARY PROPOSED BUDGET DATED JUNE 19, 1998 - 3 PAGES (SEE ENCLOSED)
3) A.E. ROSEN ELECTRICAL CO., INC., PROPOSAL DATED JUNE 16, 1998 - 3 PAGES (SEE ENCLOSED)
4) ROLAND.J - DOWN PROPOSAL DATED JUNE 15, 1998 - 2 PAGES (SEE ENCLOSED)
5) GENERAL CONDITIONS DATED MAY 29, 1998 - 1 PAGE (SEE ENCLOSED)

                     MTI BUILDING ONE - CONSTRUCTION


                                Exclusions



                1.      SECURITY AND ALARM SYSTEMS

                2.      PHONE SYSTEMS

                3.      DATA/COMPUTER SYSTEMS

                4.      HVAC AND ELECTRICAL REQUIREMENTS FOR SPECIAL
                        EQUIPMENT

                5.      TAXES

                6.      PERFORMANCE

                7.      A & E FEES

                8.      PLANNING AND ZONING FEES

                9.      FURNISHINGS

               10.      POWER USAGE CHARGES

               11.      MITIGATION FEES

               12.      SIGNAGE

               13.      REMOVAL OF HAZARDOUS MATERIAL OR UNDERGROUND
                        OBSTRUCTIONS

               14.      BUILDER RISK INSURANCE

                              MTI BUILDING 1

                       PRELIMINARY PROPOSED BUDGET
DESCRIPTION                               BUDGET
                                          6/19/98
                                          32005sf
DIVISION 1-G.C.

1    General Conditions                   109,910      See Breakdown
2    Temp. Enclosure                        6,750      9000sf @ $ .75/sf
3    Building Permits                      12,775

DIVISION 1 Totals                         129,435

DIVISION 2 SITEWORK

1    Earthwork/Site Utilities              54,200      Keller Construction Co.
2    Site Grading                           7,400      800 cy fill @ $9.25/cy
3    Site Concrete                         21,927
4    Planter Allowance                     26,580
5    Landscaping Allowance                 20,000

DIVISION 2 Totals                         130,107

DIVISION 3 - CONCRETE

1    Concrete Work                         95,400      424cy @ 225/cy avg.
2    Slabs                                 67,500      30,000sf @ $ 2.25/sf
3    Insulation                             2,400      3,000 sf @ $ .80/sf
4    Base Plate Grouting                    1,485      27 Base Plates@ $55 each
5    Stair Nosings                          4,400      44 Nosings @ 100/Nosing

DIVISION 3 Totals                         171,185

DIVISION 4 - MASONRY

1    Masonry                               51,328
2    Brick (Exterior)                     102,878      62,350 brick @$1.65/brick
                                                        ($11.96/sf)
3    Brick (Interior Lobby)                11,963      7,250 brick @ $1.65/brick
                                                        ($11.96/sf)

DIVISION 4 Totals                         166,169

DIVISION 5 - STEEL

1    Structural/Misc. Steel               210,000      30,000 sf @ $ 7/sf
2    Main Entry Stair Structure                 0

DIVISION 5 Totals                         210,000

DIVISION 6 - CARPENTRY

1    Finish Carpentry Allowance  10,000
2    Millwork                               9,735      21lf of Cabinets@$215/lf/
                                                        435lf Sills @ $12/lf
3    Chair Rail                             3,868      455lf @ $ 8.50/lf
4    Reception Desk Allowance              18,500
5    Install Doors & Hardware               9,700      97 doors @ $100/door

DIVISION 6 Totals                          51,803

DIVISION 7 PROTECTION

1    Waterproofing                          2,979      1120sf @ 2.66/sf
2    Joint Sealers                         27,450      DMD Interiors
3    Roof Blocking                          6,200      Weatherguard Roofing
4    Single Ply Roofing                    57,099      Weatherguard Roofing
5    Skylights(3 @ 5'-0" x 5'-0")           5,280      Weatherguard Roofing

DIVISION 7 Totals                          99,008

DIVISION 8 DOORS

Doors, Frames & Hardware
1    Special Doors(3'-0" x 8'-0")          14,670      15 Doors @ $978/door
2    Standard Doors(3'-0" x 7'-0")         40,053      79 Doors @ $507/door
3    Bi-fold Doors                            873       3 Doors @ $291/door
4    Insulated O.H. Coiling Doors           8,700      Albany O.H. Door Co.(4
                                                        Doors @ $2,175/door)
5    Access Doors                        1,470 10      Doors @ $147/door
6    Alum. Systems                        208,165      Precision Glass
7    Aluminum Window Upgrade                    0      C S Architectural
8    Aluminum Panels                            0      C S Architectural
9    Ornamental Trellis Allowance          47,500      Precision Glass
10   Interior Aluminum Framing             25,866      1080sf @ $23.95/sf

DIVISION 8 Totals                         347,297

DIVISION 9 FINISHES

1    Exterior Metal Framing                71,525      C S Architectural
2    Gypsum Sheathing in Lobby              3,696      DMD Interiors
3    Exterior Gypsum Sheathing              9,460      DMD Interiors
4    Gypsum Systems                       165,525      DMD Interiors
5    Acoustical Ceilings                   69,710      DMD Interiors
6    Shaftwall                              2,710      DMD Interiors
7    Ceramic Tile                          27,678      Dibarnardo Tile(Bathroom
                                                        Walls Full Height)
8    Granite Flooring (Lobby)              22,800      1140sf @ 20/sf
9    Granite Stair Treads                   5,000      20 Treads @ $250/tread
10   V.C.T. & Sheet Vinyl                  11,956      9,565sf @ $1.25/sf
11   Carpet (Executive Suite)              12,000      400sy @ $30/sy
12   Carpet                                22,225      1,270sy @ $17.50/sy
13   Entrance Mat                           1,770      Main Vestibule
14   Rubber Base                            5,350      5,350lf @ $1.00/lf
15   Vinyl Wallcovering                     6,450      Quality Painters
16   Painting                              32,250      Quality Painters

DIVISION 9 Totals                         470,105

DIVISION 10 SPECIALTIES

1    Toilet & Bath Accessories F & I        4,300  Colonie Construction Products
2    Toilet Partitions                      1,425  Colonie Construction Products
3    Louvers and Vents                      1,000  Colonie Construction Products

DIVISION 10 Totals			    6,725

DIVISION 14 ELEVATOR

1    Hydraulic Elevator (2 Stop)           35,000     Baystate Elevator
2    Dock Leveler Shelter                   4,495     MHP Corp.

DIVISION 14 Totals                         39,495

DIVISION 15 & 16 Mech/Elec

1    Sprinkler                             37,900      Albany Fire Protection
2    HVAC                                 202,859      Roland J Downs
3    Plumbing                              53,108      Dehmel Plumbing
4    Electrical                           146,700      Mend Electric

DIVISION 15 & 16 Totals                   440,567

CONSTRUCTION COSTS                      2,261,896

S.F. Increase 1260sf @ $73.57/sf           92,698

OVERHEAD & PROFIT FIXED FEE               308,527

TOTAL PRELIMINARY BUDGET                2,663,121

                            A. E. ROSEN ELECTRICAL CO., INC.
                                     883 BROADWAY
                                ALBANY,   NEW YORK 12207
                                    (518) 463-4600
                                 (518) 463-4628   FAX

                                    June 16, 1998

                                       PROPOSAL

Malone & Tate Builders
2217 Central Avenue
Schenectady, New York 12304

Project:  MTI
          Latham, New York

Supply and install electrical on a Design-Built basis.

SERVICE:
A. 800 amp feeder from existing transformer.
B. Metering device.
C. (2) 800 amp, 3 phase, 4 wire, 277/480 volt panelboards.
D. (1) 225 amp, 3 phase, 4 wire, 277/480 volt panelboard
       with 150 amp head breaker            amp head breaker.
E. (1) 600 amp, 3 phase, 4 wire, 120/208 volt panelboard.
F. (2) 400 amp, 3 phase, 4 wire, 120/208 volt panelboard.
G. (6) 225 amp, 3 phase, 4 wire, 120/208 volt panelboard.
H. (1) 150 KVA transformer, 480-120/208 volt.
I. (1) 225 KVA transformer, 480-120/208 volt.

See 1 line diagram of electrical service:
A. (2) 3 1/2" conduit with (4) 500 MCM and 1 #2 eq. ground.
B. (1) 2" conduit with (4) #1/0 and 1 #6 eq. ground.
C. (1) 2 1/2" conduit with (3) 350 MCM and 1 #4 eq. ground.
D. (2) 3" conduit with (4) 350 MCM and 1 #4 eq. ground.
E. (1) 2" conduit with (4) 4/0 and 1 #4 eq. ground.
F. (1) 2" conduit with (3) 3/0 and 1 #4 eq. ground.

DEVICES:
(317)  15 amp outlets
( 19)  20 amp outlets
(  6)  15 amp GFIC outlets
(  7)  15 amp GFIC weatherproof outlets
(  1)  120V outlet floorbox
(  1)  telephone outlet floorbox
( 83)  single pole wall switches
( 26)  3 way wall switches
(  1)  4 way wall switch
( 10)  6 ft. plug strips
( 13)  J boxes with final connection to furniture modules

(105)  20 amp circuits for the above

LIGHTING:
(  2)  2x2 lay-in prismatic lens, 2 lamp fixture
( 38)  2x4 lay-in prismatic lens, 4 lamp fixture
( 39)  2x2 lay-in parabolic lens, 2 lamp fixture
(186)  2x4 lay-in parabolic lens, 4 lamp fixture
( 14)  36" wall mount, 2 lamp fluorescent fixture
(  3)  4 ft., 2 lamp recessed open style fixture
( 90)  8 ft., 4 lamp recessed open style fixture
(  7)  100 watt incandescent hi-hat
( 19)  26 watt twin fluorescent hi-hat
(  3)  26 watt twin fluorescent wall wash
(  5)  100 watt metal halide hi-hat
(  1)  200 watt incandescent explosion proof fixture
(  4)  100 watt metal halide wall packs
( 14)  exit lights LED with battery backup
( 19)  exit and emergency LED with battery backup
( 30)  emergency lights

HVAC & VENTILATION:
(  1)  oven hood fan
(  2)  roof exhaust fans
(  1)  Sanyo single phase, 208 volt, 20 amp
(  1)  gas unit heater
( 20)  heating control transformers
(  1)  20 ton HVAC
(  3)  12.5 ton HVAC
(  1)  10 ton HVAC
(  1)  7.5 ton HVAC

EQUIPMENT:
(  2)  50 amp single phase, 208 volt outlets,  (oven)
(  2)  20 amp, 120 volt outlet,        (oven)
( 10)  units as per shop equipment sheet

FIRE ALARM:
(  1)  FCI-7200 Analog Panel with Initial Capacity of 197 Points
(  1)  Battery Compliment
( 36)  Addressable Smoke Detector and Base
(  7)  Addressable Smoke Detector with Relays
(  4)  Addressable Heat Detectors
(  9)  Addressable Pull Stations
( 18)  Horn/Strobe
(  1)  Auxiliary Power Supply with Batteries
(  3)  Strobe Only
(  3)  Addressable Modules
(  1)  Remote LCD Display
(  3)  Addressable Heat with Relay
(  1)  Explosion Proof Heat Detector
(  6)  Duct Detector (address with tubes & remote)

(  3)  Fan Shutdown Relays

Price for the above project:		$169,220.00

Deduct for Fire Alarm System:           $ 22,520.00

Price Includes:	Filing and inspection fees
		Shop Drawings
		Use Tax

Price Excludes:	Utility Co. Charges
		Incoming telephone conduit
		Telephone/computer cabling
		Site lighting
		Excavation and backfill



_______________________________________________

June 15, 1998


MTI
Albany Shaker Road
Latham, NY


                              HVAC SCOPE OF WORK
                               FOR BUILDING #1


GENERAL:  Gas heat-electric cooling rooftop units with zoning capabilities.

ROOFTOP EQUIPMENT: 6 Carrier rooftop units on factory curbs with fresh air economizers and high efficiency 2" filters, total cooling capacity of 75-tons.

ZONING: 36 zones consisting of Carrier VVT system. Each zone has individual controls with setback and override capabilities.

COMPUTER ROOM: Individual split system with air conditioning, dehumidifying and reheat capabilities, NORTEC steam generator with flushing cycle. High efficiency filters. Air conditioner will be equipped with low ambient controls for winter operation.

2 SMOKER'S LOUNGES: Electronic air cleaners and air-to-air heat exchangers.

SHIPPING AND RECEIVING: Supplemental Reznor gas fired unit heater.

REGISTERS AND GRILLES: All supply diffusers will be 24 x 24 lay-in, louvered, white finished, 4-way blow ceiling diffusers. Return grilles will be 24 x 24 lay-in, white perforated return grilles.

  Two-story are will receive a linear diffuser along glass area in ceiling.

BATHROOMS: Complete exhaust system to roof mounted ventilator.

OVEN ROOM: Exhaust hood & roof ventilator.

CLEAN ROOM: Supply register installed in ceiling.

ENTIRE INSTALLATION INCLUDES:
- 	1-year parts and labor warranty
- 	Manufacturer's 5-years parts only on compressors
- 	Manufacturer's 20-years parts only on heat exchanger

Installation does not including: Line voltage wiring, roof supports or flashing, gas piping, taxes, fire dampers.

TOTAL INVESTMENT - $202,859.00

The above installation includes 30 main returns or returns in every room if the ceiling is used as a plenum.
For a ducted return system   ADD - $23,829.00


Gordon S. Dinger
Commercial Sales Representative

GSD:gk




NOTE:

1.   LINE VOLTAGE WIRING IS SUPPLIED BY THE ELECTRICIAN
2.   ROOF SUPPORTS SUPPLIED BY THE STEEL FABRICATOR
3.   ROOF FLASHINGS SUPPLIED BY THE ROOFING CONTRACTOR
4.   GAS PIPING WILL BE SUPPLIED BY THE HVAC CONTRACTOR




                            General Conditions


                             Quantity       Unit       Unit Cost      Total
Bond                         2,400,000       $         See Breakdown  $      0
Insurance                    2,400,000       $         $    0.006     $ 14,400
Superintendent                      20      Weeks      $1,200         $ 24,000
Misc. Labor                         20      Weeks      $  400         $  8,000
Misc. Materials                      1       LS        $2,500         $  2,500
Trailers                             4      Months     $  450         $  1,800
Phone                                4      Months     $  300         $  1,200
Toilet                               4   Unit Months   $  140         $    560
Temporary Heat                       0      Months     $5,000         $      0
Dumpster                            35    Dumpsters    $  600         $ 21,000
Site Fencing                       700       LF        $    5.50      $  3,850
Testing                              1       LS        $9,000         $  9,200
Survey                               1       LS        $8,000         $  8,400
Trailor Equipment                    1       LS        $2,000         $  2,000
Drinking Water                       1       LS        $1,000         $  1,000
Final Cleaning                  30,000       SF        $    0.25      $  7,500
Permit                               0       LS        $1,500         $      0
Blueprints                          20      Sets       $   50         $  1,000
Progress Photo's                     1       LS        $1,000         $  1,000
Temp. Railings & Barricades          1       LS        $2,000         $  2,000
Fire Extinguishers                   1       LS        $  500         $    500

TOTAL                                                                 $109,910

ARTICLE 16 INSURANCE AND BONDS
(List required limits of liability for insurance and bonds. AIA Document A201-1997 gives other specific requirements for insurance and bonds.)

1.   PERFORMANCE BOND (IF REQUIRED WILL BE SUPPLIED AT M.T.B. ACTUAL COST
       WITH NO MARK-UP)
2. LABOR AND MATERIAL BOND (IF REQUIRED WILL BE SUPPLIED AT M.T.B. ACTUAL COST WITH NO MARK-UP
3.   GENERAL LIABILITY INSURANCE LIMITS:
     A.   $1,000,000.00   EACH OCCURRENCE
     B.   $2,000,000.00   GENERAL AND COMPLETED OPERATIONS AND
            PRODUCTS AGGREGATES
     C. ADDITIONAL INSURED/PRIMARY (THE PRIMARY WORDING INDICATES THAT THE ADDITIONAL INSURED PROVISION IS THE PRIMARY POLICY TO RESPOND)
     D.   DESIGNATED PROJECT LIMITS & AGGREGATE ENDORSEMENT
          (IDENTIFIES THE LIMITS PROVIDED ARE FOR THIS SPECIFIC CONTRACT ONLY)
4.   AUTOMOBILE
     A.   $1,000,000.00   COMBINED SINGLE LIMIT
5.   WORKER'S COMPENSATION AND EMPLOYER'S LIABILITY
     A.   $100,000.00     EACH ACCIDENT
     B.   $500,000.00     DISEASE POLICY LIMIT
     C.   $100,000.00     EACH EMPLOYEE
6.   EXCESS LIABILITY UMBRELLA
     A.   $2,000,000.00   EACH OCCURRENCE
     B.   $2,000,000.00   AGGREGATE


This Agreement is entered into as of the day and year first written above and is executed in at least three original copies, of which one is to be delivered to the Contractor, one to the Architect for use in the administration of the Contract, and the remainder to the Owner.

/s/ Cynthia A. Scheuer   Vice President and Chief Financial Officer
-------------------------------------------------------------------------------
OWNER (Signature)                              CONTRACT (Signature)
                                               MALONE & TATE BUILDERS, INC.

/s/ Michael J. Malone                          MICHAEL J. MALONE, C.E.O.
-------------------------------------------------------------------------------
(Printed name and title)                       (Printed name and title)

Caution: You should sign an original AIA document or a licensed reproduction. Originals contain the AIA logo printed in red; licensed reproductions are those produced in accordance with the Instructions to this document.